UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2005
Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wilshire Boulevard, Suite 220, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.
     On August 4, 2005, Nara Bancorp, Inc. issued a press release announcing results for the quarter ended June 30, 2005. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.
Item 8.01  Other Events.
Memorandum of Understanding.
     On July 29, 2005, Nara Bank, a wholly-owned subsidiary of Nara Bancorp, Inc., entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of San Francisco (“Reserve Bank”) and the California Department of Financial Institutions (“Department”). Under the terms of the MOU, the Bank cannot declare dividends, without the prior written approval of the Reserve Bank and the Department. Other material provisions of the MOU require the Company and the Bank to: (i) employ an independent consultant acceptable to the Reserve Bank and the Department to conduct a review of the composition, structure and effectiveness of Nara Bank’s current directors and executive officers, (ii) prepare and submit a written plan to the Reserve Bank and the Department to strengthen Bank’s Board of Directors’ oversight of management and operations of the Bank, (iii) prepare and submit to the Reserve Bank and the Department acceptable policies, procedures and programs to strengthen the Bank’s internal controls, (iv) prepare and submit to the Reserve Bank and the Department a written plan to strengthen the oversight of the Bank’s audit function, (v) take such actions necessary to comply with Section 501 of the Gramm-Leach-Bliley Act, (vi) prepare and submit to the Reserve Bank and the Department an acceptable written information security program and a comprehensive written business resumption plan, and conduct a formal test of the business resumption plan, (vii) prepare and submit a written contingency capital plan, (viii) prepare and submit to the Reserve Bank and Department financial projections for the years 2005-2007 and revise the Bank’s three-year strategic plan, (ix) prepare and submit during the term of the MOU annual financial projections for each subsequent calendar year at least one month prior to the beginning of the calendar year, (x) notify the Reserve Bank and the Department of all revisions to the budget within 5 days of approval by the Bank’s Board of Directors, (xi) notify the Reserve Bank and the Department thirty (30) days prior to the appointment of any new director or senior executive officer or changing the responsibilities of any current senior officer, (xii) permit the Bank to make any indemnification and golden parachute or severance payments, or enter into any agreements to make such payments to institution — affiliated parties only with the prior written approval of the Board of Governors of the Federal Reserve System and concurrence of the Federal Deposit Insurance Corporation, and (xiii) prepare and submit progress reports to the Reserve Bank and the Department. The MOU will remain in effect until modified or terminated by the Reserve Bank and the Department.

Additional Company Restrictions.
     The Company has agreed with the Reserve Bank and the Department to additional restrictions as well, and must take all necessary steps to ensure that the Bank complies with the MOU, and it also must report its progress to the Reserve Bank . In addition, the Company may not declare any dividends or make any payments on the outstanding trust preferred securities issued by the Company’s subsidiaries and may not receive any dividends or payments representing a reduction of capital from the Bank, without the prior written approval of the Reserve Bank. Without the consent of the Reserve Bank, the Company may not: (i) increase its borrowings, incur any debt or renew existing debt, (ii) issue any trust preferred securities, (iii) purchase any of its stock, (iv) appoint any new director or senior executive officer or change the responsibilities of any current senior executive officer, or (v) make any indemnification and golden parachute or severance payments, or enter into agreements to make such payments to institution-affiliated parties. Finally, the Company must affirmatively ensure that all regulatory reports filed, accurately reflect the Company’s condition, are filed on a timely basis and all records, and supporting work papers are maintained.
Troubled Condition Designation.
     On July 8, 2005, the Reserve Bank notified the Company and Nara Bank that it had designated the Company and Nara Bank to be in a “troubled condition” for purposes of Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. As a result of that designation neither the Company nor Nara Bank may appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without providing the Reserve Bank thirty (30) days prior written notice. The Board of Governors of the Federal Reserve System may disapprove a notice in certain circumstances. In addition, neither the Company nor Nara Bank may make indemnification and severance payments or enter into agreements with institution-affiliated parties therefor without complying with certain statutory restrictions including prior written approval of the Board of Governors of the Federal Reserve System and concurrence from the Federal Deposit Insurance Corporation.
Compliance Efforts
     The Company and the Bank are actively engaged in responding to the concerns raised in the MOU.
Capital
     While the Company continues to be well-capitalized under all regulatory guidelines, before the end of 2005, it may raise additional capital through a private placement transaction of its common stock. The common stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

99.1	Press release issued by Nara Bancorp, Inc. dated August 4, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: August 4, 2005	By:	/s/ Alvin D. Kang
Alvin D. Kang
Chief Financial Officer

Index to Exhibits

Exhibit
No.	Description
99.1	Press release issued by Nara Bancorp, Inc. dated August 4, 2005.